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                                                                     EXHIBIT 5.1

                            [VENTURE LAW GROUP LOGO]

                                February 4, 1998

LJL BioSystems, Inc.
404 Tasman Drive
Sunnyvale, CA 94089

    REGISTRATION STATEMENT ON FORM S-1; FILE NO. 333-43529

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-1 (File No. 333-43529) filed by you with the Securities and Exchange Commission on December 31, 1997, as amended on January 8, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,875,000 shares of your Common Stock (the "Shares"), to be sold by the Company. The Shares include an over-allotment option to purchase 375,000 shares granted to the underwriters and are to be sold to the underwriters as described in the Registration Statement for resale to the public. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

    It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    This opinion supercedes, in all respects, our opinion dated January 7, 1998 previously delivered to you and filed as an exhibit to Amendment No. 1 of the Registration Statement. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                          Sincerely,
                                          VENTURE LAW GROUP
                                          A Professional Corporation
                                          /s/ Venture Law Group